Exhibit 99.1
Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600
IMMEDIATE
NORTEK, INC. SUCCESSFULLY COMPLETES
PRIVATE PLACEMENT OF SENIOR SECURED NOTES

PROVIDENCE, RI, May 20, 2008—Nortek, Inc. (“Nortek”), a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products, today announced it has successfully completed the private placement of $750 million ($742.2 million gross proceeds) 10% Senior Secured Notes due 2013 (the “Notes”). The Notes were issued and sold in a private Rule 144A offering to institutional investors.
The Company has also entered into a new senior secured asset-based revolving credit facility (“ABL Facility”) which provides for revolving credit financing of up to $350 million, subject to borrowing base availability, with a maturity of five years, including both a letter of credit and swingline loan sub-facility. In addition, until the ABL Facility collateral agent has completed a collateral audit, availability under the ABL Facility will initially be limited to $175.0 million.
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Nortek intends to use the net proceeds from the Notes offering, together with proceeds of borrowings under the ABL Facility, to repay all of the outstanding indebtedness and accrued interest under its existing senior secured credit facility.
“We are pleased with the positive response to the Notes offering by investors and the ABL Facility,” said Nortek’s Chairman and Chief Executive Officer, Richard L. Bready.
Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc., which is a wholly owned subsidiary of NTK Holdings, Inc.) is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products. Nortek offers a broad array of products including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.
*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.
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